ABC FUNDING, INC. CLOSES ACQUISITION OF VOYAGER GAS CORPORATION FOR $42.0
MILLION

HOUSTON, TEXAS September 3, 2008 - ABC Funding, Inc. ("ABC" or the "Company") (OTCBB: AFDG) announced today that it closed its acquisition of all of the outstanding capital stock of Voyager Gas Corporation ("Voyager"), for cash consideration of $35.0 million plus 10,000 newly issued shares of ABC's Series D Preferred Stock, having an agreed upon value of $7.0 million. Upon the effectiveness of an amendment to the Company's Certificate of Incorporation increasing the number of shares of common stock that the Company may issue, the Series D Preferred Stock will automatically convert into 17.5 million shares of the Company's common stock. The amendment to the Company's Certificate of Incorporation will also change the name of the Company to Cross Canyon Energy Corp.

Voyager's natural gas and oil production is located in Duval County, Texas. As of April 1, 2008, the acquired properties had independently engineered proved reserves of 16.2 Bcfe. By category, this includes 5.2 Bcfe of proved developed producing, 5.6 Bcfe of proved developed non-producing, and 5.4 Bcfe of proved undeveloped reserves. Approximately 69% of total proved reserves is natural gas. In addition to proved reserves, ABC's management has identified net unrisked probable reserves of 7.4 Bcfe covering seven drilling locations. ABC's net capital investment required to develop these probable reserves is estimated to be $5.3 million. The acquired properties consist of approximately 14,300 net acres located in a prolific producing area. The purchase price also included a proprietary 3-D seismic data base covering a majority of the property.

Based upon total consideration of $42.0 million, the implied cost per Mcfe of proved reserves is $2.59 and $1.78 per Mcfe if probable reserves are included. ABC may allocate additional value to unproved properties and other assets at a later date. The SEC net present value of proved reserves (PV10) as of April 1, 2008 totaled $75.6 million, $122.9 million including probable reserves, as per the independent reserve report.

The acquired properties are located in Duval County, South Texas, on trend with several prolific producing Frio, Jackson and Yegua (Oligocene and Eocene) fields. The acquired properties have established production over a substantial acreage position with proved and probable reserves from over ten different horizons located at depths ranging from 4,000 to 7,500 feet. ABC now has a multi-year inventory of projects in a key domestic hydrocarbon producing basin.

ABC is the operator and owns an average 100% working interest in its proved reserve base. Net daily production averaged over 3.0 Mmcfe for the month of August 2008. Such sustainable production, coupled with the Company's scheduled active drilling program, should result in significant production increases by mid 2009.

The Voyager acquisition was funded with proceeds from a new revolving credit agreement ("Credit Agreement") and term loan agreement ("Loan Agreement") among the Company, CIT Capital USA Inc. ("CIT"), as administrative agent, and such other banks and financial institutions that may, from time to time, become parties thereto. At the closing, the Company drew $11.5 million under the Credit Agreement and the full $22 million available under the Loan Agreement. Both the Credit Agreement and the Loan Agreement are secured by all of the assets of the Company and its subsidiaries. Additionally, the Company granted CIT a seven year warrant to purchase up to 24.2 million shares of the Company's common stock at an exercise price of $0.35 per share.

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The "New" ABC Funding (Cross Canyon Energy Corp.):

      o Acquired properties generate significant sustainable cash flow in an area which has an extensive production history and infrastructure,

      o Cross Canyon, owning a 100% working interest, has complete operational control in the newly acquired properties,

      o Cross Canyon now has a multi-year, highly economic drilling inventory, plus substantial upside potential from the probable and possible locations,

      o Excellent low risk PDNP and PUD opportunities should meaningfully ramp production and cash flow,

      o     Deeper potential exists targeting high impact possible reserves,

      o     Proved reserves total 16.2 Bcfe; proved plus probable reserves total
            23.6 Bcfe, having an SEC PV10 value of $122.9 million (as of April 1, 2008),

      o     Reserve base consists of 69% natural gas and 31% oil reserves, and

      o Experienced management, plus board and affiliates, own approximately 33% of currently outstanding common shares.

Robert P Munn, Chairman and Chief Executive Officer, stated, "The acquisition of Voyager Gas Corporation is an important strategic step with respect to the current and future growth of the company, and provides us with a strong operating footprint in a very prolific basin in South Texas. With the acquisition of these properties, Cross Canyon Energy becomes a substantial independent oil and gas company, with the ability to meaningfully grow our production and reserves through a combination of low risk recompletions and workovers, plus the drilling of undeveloped locations. Immediately, this transaction is highly accretive to the company's cash flow and asset value in keeping with management's ongoing commitment to aggressively grow shareholder value."

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of the Company's projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although ABC Funding, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in the Company's Annual Report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

Contact:  ABC Funding, Inc.
          Carl A. Chase, CFO
          (281) 315-8890
          cachase@xcane.com